EXHIBIT (a)(1)(ii)

                         DB HEDGE STRATEGIES FUND LLC
                                345 Park Avenue
                           New York, New York 10154

      OFFER TO REPURCHASE 47,340 UNITS (100% OF THE OUTSTANDING UNITS) OF
            LIMITED LIABILITY COMPANY INTERESTS AT NET ASSET VALUE
                            AS OF DECEMBER 31, 2005

                THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
         12:00 MIDNIGHT, EASTERN TIME, ON THURSDAY, OCTOBER 27, 2005,
                         UNLESS THE OFFER IS EXTENDED

                              SUMMARY TERM SHEET

o WHAT IS THE BACKGROUND AND PURPOSE OF THE REPURCHASE OFFER? On September 9, 2005, the Board of Directors approved the liquidation of the Fund. The purpose of the Repurchase Offer is to provide all Members with the opportunity to liquidate their investment in the Fund at the per Unit net asset value as of December 31, 2005. The Board of Directors determined that the Fund cannot immediately liquidate the entire portfolio and distribute proceeds to the Members since certain of the Fund's investments cannot be liquidated for a period of at least one year. The Fund is making this Repurchase Offer to accommodate Members who would like to have the Units repurchased as soon as practicable rather than to wait until 2007, or potentially later, for the final liquidation and dissolution of the Fund.

     As a result of the Repurchase Offer, all Members who tender Units will be paid for their Units at the per Unit net asset value as of December 31, 2005 and will cease to be Members of the Fund if they tender all of their Units. An affiliate of the Adviser (which currently owns approximately 47 percent of the outstanding Units) has advised the Adviser that it will not participate in the Repurchase Offer if its participation would adversely impact the ability of the Fund to accept all repurchase requests submitted by non-affiliated Members.

     The Fund believes that the Repurchase Offer is fair to Members since all Units tendered will be purchased at the per Unit net asset value as of December 31, 2005.

     Following the conclusion of the Repurchase Offer, as liquidity restrictions on remaining investments are lifted, the Fund will complete the liquidation of its investment portfolio and liquidate the Fund in its entirety. The Fund may make one or more periodic distributions to remaining Members prior to its final dissolution. Liquidity in the Units may be extremely limited during this period. The Fund currently anticipates that the final distribution to remaining Members may occur in 2007, but such event could be later.

o WHAT ARE THE TERMS OF THE REPURCHASE OFFER? We will repurchase up to 47,340 Units (100% of the outstanding Units) of limited liability company interests at their net asset value. This offer will remain open until 12:00 midnight, Eastern Time, Thursday, October 27, 2005, or, if the Repurchase Offer is extended, such time and date as the Fund designates in an amended notice to Members ("Repurchase Request Deadline"). Net asset value will be calculated for this purpose as of December 31, 2005, or, if the Repurchase Offer is extended, as of a date designated by the Fund in an amended notice to Members (the "Valuation Date").

     You must determine whether to tender your Units prior to the Repurchase Request Deadline, but the net asset value at which the Fund will repurchase Units will not be calculated until the Valuation Date. The net asset value can fluctuate and may fluctuate between the date you submit your repurchase request and the Repurchase Request Deadline and the Valuation Date. The net asset values on the Repurchase Request Deadline and the Valuation Date could be higher or lower than on the date you submit a Repurchase Request.

     If you would like to obtain the most recently calculated net asset value of your Units, you may contact PFPC Inc., at the phone number or address listed above, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

     Members who tender Interests may bear a share of any withdrawal charge imposed on the Fund by any Investment Fund from which the Fund withdraws in order to meet tender requests.

o WHAT IS THE AMOUNT OF EACH MEMBER'S TENDER? If you tender part of your Units, you must leave an amount equal to at least $50,000 (the "Required Minimum Balance") in the Fund. Accordingly, if you tender only a portion of your Units, the Fund reserves the right to repurchase less than the amount you tender if the repurchase would cause your capital account to have less than the Required Minimum Balance.

o WHAT IS THE PROCEDURE FOR TENDERS? If you would like us to repurchase your Units, you should mail or fax a Letter of Transmittal, enclosed with our offer, to PFPC Inc. at the address/fax number listed on page 2 of the Offer to Repurchase, so that it is received before 12:00 midnight, October 27, 2005. If you choose to fax the Letter of Transmittal, you should mail the original Letter of Transmittal to PFPC Inc. promptly after you fax it (although the original does not have to be received before 12:00 midnight, October 27, 2005). Of course, the value of your Units is likely to change between August 31, 2005 (the last time the Fund's net asset value was calculated), September 30, 2005 (the next time it will be calculated), and December 31, 2005, when the value of your Units will be determined for purposes of calculating your repurchase price. Generally, the net asset value of Units is determined monthly.

     If you elect to tender, it is your responsibility to confirm receipt of the Letter of Transmittal with PFPC Inc. To assure good delivery, please send the Letter of Transmittal to PFPC Inc. and not to your financial advisor.

o DO MEMBERS HAVE ANY WITHDRAWAL RIGHTS? Following this summary is a formal notice of our offer to repurchase your Units. Our offer remains open to you until 12:00 midnight on October 27, 2005. Until this time, you have the right to change your mind and withdraw your Units from consideration for repurchase. Units withdrawn may be re-tendered, however, provided that such tenders are made before the Repurchase Request Deadline by following the tender procedures described herein.

o WHEN WILL PAYMENT BE MADE TO MEMBERS? We will pay you in cash by approximately January 31, 2006, an amount equal to the net asset value of the Units you tender and we accept. We will obtain cash to pay you from one or more of the following sources: cash on hand, proceeds from the redemption of interests in the private investment funds in which the Fund invests ("Investment Funds"), or borrowings. Payment may be delayed if the Fund has determined to redeem its interests in Investment Funds to make such payments, but has experienced unusual delays in receiving payments from the Investment Funds. None of the Fund, the Adviser or Directors has determined at this time to borrow funds to repurchase Units in connection with the Repurchase Offer. However, depending on the dollar amount of Units tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to borrow money to fund all or a portion of the repurchase price.

     The Fund expects to have adequate money to make payments in connection with the purchase of its tendered Units. See Section 6 "Repurchases and Payment".

o WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE REPURCHASE OFFER? Please note that just as you have the right to withdraw your Units, we have the right to cancel, amend, suspend or postpone this offer at any time before 12:00 midnight, October 27, 2005. Also realize that although the tender offer expires on 12:00 midnight, October 27, 2005, you remain an investor in the Fund until December 31, 2005 when the net asset value of your Units is calculated for purposes of determining the repurchase price of the Units.

o BACKGROUND INFORMATION ABOUT THE FUND. The Fund is registered under the 1940 Act as a closed-end, non-diversified, management investment company and is organized as a Delaware limited


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


     liability company. The Fund's address is 345 Park Avenue, New York, New York 10154, and the Fund's telephone number is, c/o Scudder Distributors Inc., (888) 262-0695.

o IF I DECIDE NOT TO TENDER MY UNITS, HOW WILL THE REPURCHASE OFFER AFFECT MY UNITS? If you do not tender your Units, you will be subject to significant risks by remaining a Member until the final liquidation and dissolution of the Fund, including (without limitation) the risks described below. First, the Fund has begun liquidation of all of its investment positions that it can currently liquidate. As a result, investors who do not participate in this Repurchase Offer will own interests in a Fund with far less portfolio diversification than the Fund has offered in the past. Further, neither the Fund nor the Adviser can make any prediction or representation as to the performance of these final investments. Specifically, it is currently unknown whether these remaining investments will perform poorly or well either individually or in the aggregate. Second, although the Fund may make limited distributions during 2006 after it liquidates certain investments that it cannot presently liquidate, investors who remain in the Fund after the Repurchase Offer will have extremely limited liquidity for their Units and will be required to wait until 2007, or potentially later, to receive their final liquidating distributions. See Section 1 "Background and Purpose of the Repurchase Offer," Section 6 "Repurchases and Payment" and
     Section 7 "Certain Conditions of the Repurchase Offer".

o WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF CHOOSING TO TENDER UNITS? If you elect to tender all of your Units (and if we accept all of your Units), you generally will recognize capital gain or loss to the extent of the difference between the proceeds you receive and your adjusted tax basis in your Units. This capital gain or loss will be short-term or long-term depending upon your holding period for your Units at the time gain or loss is recognized. Your long-term capital gain may be reduced as a result of the special allocations of short-term capital gains that the Fund intends to make to all Members whose tender of Units is accepted. Your short-term capital loss may be reduced as a result of the special allocations of long-term capital loss that the Fund intends to make to all Members whose tender of Units is accepted. You will recognize ordinary income to the extent your allocable share of the Fund's "unrealized receivables" exceeds your basis in such unrealized receivables, as determined pursuant to the Code and Treasury Regulations. If you tender less than all of your Units to us for repurchase, you will recognize gain (but not loss) in a similar manner, but only to the extent that the amount of proceeds you receive exceeds your aggregate adjusted tax basis in all of your Units.

     Members should consult their tax advisors regarding the possible tax consequences of choosing not to tender Units. See Section 10 "Certain Federal Income Tax Consequences of Choosing Not to Tender Units."


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


                         DB HEDGE STRATEGIES FUND LLC
                                345 Park Avenue
                           New York, New York 10154

      OFFER TO REPURCHASE 47,340 UNITS (100% OF THE OUTSTANDING UNITS) OF
            LIMITED LIABILITY COMPANY INTERESTS AT NET ASSET VALUE
                            AS OF DECEMBER 31, 2005

                THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
         12:00 MIDNIGHT, EASTERN TIME, ON THURSDAY, OCTOBER 27, 2005,
                         UNLESS THE OFFER IS EXTENDED


To the Investors of
DB Hedge Strategies Fund LLC:

          DB Hedge Strategies Fund LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Fund"), is offering to repurchase for cash on the terms and conditions set forth in this offer to repurchase ("Offer to Repurchase") and the related Letter of Transmittal (which together with the Offer to Repurchase constitutes the "Repurchase Offer") up to 47,340 Units (100% of the outstanding Units) of limited liability interests in the Fund (the "Units") or portions thereof pursuant to tenders by investors at a price equal to their net asset value as of December 31, 2005, or, if the Repurchase Offer is extended, as of a date designated by the Fund in an amended notice to Members (the "Valuation Date"). If the Fund elects to extend the tender period for any reason, for the purpose of determining the repurchase price for tendered Units, the net asset value of such Units will be determined as of the close of business on the last business day of the calendar quarter in which the tender offer actually expires. This Repurchase Offer is being made to all investors of the Fund ("Members") and is not conditioned on any minimum amount of Units being tendered, but is subject to certain conditions described below. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Limited Liability Company Operating Agreement, dated as of October 23, 2001 (the "LLC Agreement"), as amended and restated as of March 11, 2005 (the "Amended and Restated LLC Agreement").

          On September 9, 2005, the Board of Directors of the Fund approved the liquidation of the Fund. The Board of Directors determined (among other things) that the Fund cannot immediately liquidate the entire portfolio and distribute proceeds to the Members since certain of the Fund's investments cannot be liquidated for a period of at least one year. The Fund is making this Repurchase Offer to accommodate Members who would like to have the Units purchased under this offer (and receive payment in connection therewith on or about January 31, 2006) rather than to wait until 2007, or potentially later, for the final liquidation and dissolution of the Fund.

          As a result of the Repurchase Offer, all Members who tender Units will be paid for their Units at the per Unit net asset value as of December 31, 2005 and will cease to be Members of the Fund if they tender all of their Units. An affiliate of the Adviser (which currently owns approximately 47 percent of the outstanding Units) has advised the Adviser that it will not participate in the Repurchase Offer if its participation would adversely impact the ability of the Fund to accept all repurchase requests submitted by non-affiliated Members.

          The Fund believes that the Repurchase Offer is fair to Members since all Units tendered will be purchased at the per Unit net asset value as of December 31, 2005.

          Following the conclusion of the Repurchase Offer, as liquidity restrictions on remaining investments are lifted, the Fund will complete the liquidation of its investment portfolio and liquidate the Fund in its entirety. The Fund may make one or more periodic distributions to remaining Members prior to its final dissolution. Liquidity in the Units may be extremely limited during this period. The Fund currently anticipates that the final distribution to remaining Members may occur in 2007, but such event could be later.

          Members should realize that the value of the Units tendered in this Repurchase Offer likely will change between August 31, 2005 (the last time the Fund's net asset value was calculated), September 30, 2005 (the next time the Fund's net asset value will be calculated) and December 31, 2005, when the value of the Units tendered to the Fund will be determined for purposes of calculating the repurchase price of such Units. Members should also note that although the Repurchase Offer expires at 12:00 midnight, Eastern Time, Thursday, October 27, 2005, or, if the offer is extended, such time and date as the Fund designates in an amended notice to Members ("Repurchase Request Deadline"), they remain Members in the Fund until the Valuation Date. Generally, the Fund determines its net asset value monthly. Any tendering Members that wish to obtain the most recently calculated net asset value of their Units on this basis should contact PFPC Inc., at the telephone number or address set forth below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

          Members desiring to tender all or any portion of their Units in accordance with the terms of the Repurchase Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Fund in the manner set forth below.

                                   IMPORTANT

          DB Investment Managers, Inc., the Fund's investment adviser ("Adviser"), and the Board of Directors of the Fund recommend that investors participate in the Repurchase Offer if they would like to liquidate their investment in the Fund at the present time, receive full payment in connection with the Repurchase Offer on or about January 31, 2006 and do not want to wait until 2007, or potentially later, for the final liquidation of the Fund.

          No person has been authorized to give any information or to make any representations in connection with the Repurchase Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund.

          This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

          Questions and requests for assistance and requests for additional copies of the Repurchase Offer may be directed to PFPC Inc., the Fund's Sub-Administrator.

September 27, 2005

                    PFPC Inc.
                    P.O. Box 219
                    Claymont, Delaware 19703
                    Attention: DB Hedge Strategies Fund LLC

                    Phone:  (302) 791-2810
                    Fax:    (302) 791-2790


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

                                           TABLE OF CONTENTS


1.    Background and Purpose of the Repurchase Offer.......................................................4
2.    Offer to Repurchase and Price........................................................................4
3.    Amount of Tender.....................................................................................5
4.    Procedure for Tenders................................................................................5
5.    Withdrawal Rights....................................................................................5
6.    Repurchases and Payment..............................................................................6
7.    Certain Conditions of the Repurchase Offer...........................................................6
8.    Certain Information About the Fund...................................................................7
9.    Certain Federal Income Tax Consequences of Choosing to Tender Units..................................7
10    Certain Federal Income Tax Consequences of Choosing Not to Tender Units..............................8
11.   Miscellaneous........................................................................................8



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


     1. Background and Purpose of the Repurchase Offer. The Fund's prospectus, dated July 25, 2005 (the "Prospectus"), provides that the Fund may offer, from time to time, pursuant to written tenders, to repurchase its outstanding Units from Members, and that the directors of the Fund ("Directors") have the discretion to determine whether the Fund will offer to repurchase its outstanding Units. The Prospectus also states that the investment adviser of the Fund, DB Investment Managers, Inc. (the "Adviser"), expects it will recommend to the Directors four times each year, in March, June, September and December, that the Fund repurchase Units from Members.

     On September 9, 2005, the Board of Directors of the Fund approved the liquidation of the Fund. The purpose of the Repurchase Offer is to provide all Members with the opportunity to liquidate their investment in the Fund at the per Unit net asset value at December 31, 2005 rather than to wait until 2007, or potentially later, for the final liquidation and dissolution of the Fund.

     As a result of the Repurchase Offer, all Members who tender Units will be paid for their Units at the per Unit net asset value as of December 31, 2005 and cease to be Members of the Fund. An affiliate of the Fund (which currently owns approximately 47 percent of the outstanding Units) has advised the Adviser that it will not participate in the Repurchase Offer if its participation would adversely impact the ability of the Fund to accept all repurchase requests submitted by non-affiliated Members.

     The Fund believes that the Repurchase Offer is fair to Members unaffiliated with the Fund since all Units tendered will be purchased at the per Unit net asset value as of December 31, 2005.

     The Repurchase Offer does not require approval of at least a majority of unaffiliated Members.

     The Fund confirms that no director dissented or abstained from voting on the Repurchase Offer transaction. The Repurchase Offer was approved by a majority of the directors of the Fund who are not employees of the Fund and who are not "interested persons" as defined in the 1940 Act.

     The majority of Directors who are not employees of the Fund have not retained an unaffiliated representative to act solely on behalf of unaffiliated Members for purposes of negotiating the Repurchase Offer or to prepare a report concerning the fairness of the Repurchase Offer.

     The repurchase of Units pursuant to the Repurchase Offer will have the effect of decreasing the net assets of the Fund and increasing the proportionate interest in the Fund of Members who do not tender Units. A reduction in the net assets of the Fund could result in Members who do not tender Units bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline.

     Units that are tendered to the Fund in connection with this Repurchase Offer will be retired. Neither the Adviser nor any of its affiliates intends to tender any of its Units in the Fund at this time.

     2. Offer to Repurchase and Price. The Fund will repurchase, upon the terms and subject to the conditions of the Repurchase Offer, up to 47,340 Units (100% of those outstanding Units) of limited liability company interests that are properly tendered by and not withdrawn (in accordance with Section 5 below) before the Repurchase Request Deadline. The Fund reserves the right to extend, amend or cancel the Repurchase Offer, or postpone the acceptance of Units tendered pursuant to the Repurchase Offer, as described in Sections 3 and 7 below. The repurchase price of a Unit tendered will be its net asset value as of the Valuation Date, after giving effect to all allocations, including, but not limited to, withholding tax, to be made to the Member's capital account as of such date.

     As of the close of business on August 31, 2005, there were 51,983.866 Units outstanding (or approximately $59,084,285 outstanding in capital of the Fund held in Units (based on the net asset value of such Units)). Generally, the Fund determines its net asset value monthly. Members may obtain the most recently calculated information regarding the net asset value of their Units by contacting PFPC Inc., at the telephone number or address set forth on page 2, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time). Of course, the value of the Units tendered by the Members likely will change between August 31,

2005 (the last time net asset value was calculated), September 30, 2005 (the next time it will be calculated), and December 31, 2005, the Valuation Date.

     3. Amount of Tender. Members may tender all their Units or a portion of their Units. The Repurchase Offer is being made to all Members of the Fund and is not conditioned on any minimum amount of Units being tendered. If a Member tenders only a portion of his or her Units, that Member will be required to maintain the Required Minimum Balance of $50,000 after the repurchase of Units. Accordingly, if a Member tenders only a portion of his or her Units, the Fund reserves the right to repurchase less than the amount a Member tenders if the repurchase would cause the Member's capital account to have less than the Required Minimum Balance.

     If the amount of the Units that are properly tendered pursuant to the Repurchase Offer, and not withdrawn pursuant to Section 5 below, is less than or equal to 47,340, the Fund will, on the terms and subject to the conditions of the Repurchase Offer, repurchase all of the Units so tendered unless the Fund elects to cancel or amend the Repurchase Offer, or postpone acceptance of tenders made pursuant to the Repurchase Offer, as provided in Section 7 below. The Repurchase Offer may be extended, amended or canceled in various other circumstances described in Section 7 below. The Adviser does not intend to tender any Units in the Repurchase Offer.

     4. Procedure for Tenders. Members wishing to tender Units pursuant to the Repurchase Offer should mail a completed and executed Letter of Transmittal to PFPC Inc., to the attention of DB Hedge Strategies Fund LLC, at the address set forth on page 2, or fax a completed and executed Letter of Transmittal to PFPC Inc., also to the attention of DB Hedge Strategies Fund LLC, at the fax numbers set forth on page 2. The completed and executed Letter of Transmittal must be received by PFPC Inc., either by mail or by fax, no later than the Repurchase Request Deadline. The Fund recommends that all documents be submitted to PFPC Inc. by certified mail, return receipt requested, or by facsimile transmission. An investor choosing to fax a Letter of Transmittal to PFPC Inc. must also mail the original completed and executed Letter of Transmittal to PFPC Inc. promptly thereafter. If a Member elects to tender, it is the tendering Member's responsibility to confirm receipt of the Letter of Transmittal or other document with PFPC Inc.

     Members wishing to confirm receipt of a Letter of Transmittal may contact PFPC Inc. at the address and phone number set forth on page 2. The method of delivery of any documents is at the election and complete risk of the Member tendering its Units, including, but not limited to, the failure of PFPC Inc. to receive any Letter of Transmittal or other document. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Repurchase Offer or any defect in any tender with respect to any particular Unit or any particular Member, and the Fund's interpretation of the terms and conditions of the Repurchase Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Adviser or the Directors shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

     5. Withdrawal Rights. Any Member tendering Units pursuant to this Repurchase Offer may withdraw its tender at any time on or before the Repurchase Request Deadline. To be effective, any notice of withdrawal must be timely received by PFPC Inc. at the address or fax numbers set forth on page
2. A form to use to give notice of withdrawal is enclosed herewith. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. Units properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Repurchase Offer. However, withdrawn Units may be tendered prior to the Repurchase Request Deadline by following the procedures described in Section 4.

     6. Repurchases and Payment. For purposes of the Repurchase Offer, the Fund will be deemed to have accepted Units that are tendered if and when it gives oral or written notice to the tendering Member of its election to repurchase such Units. As stated in Section 2 above, the repurchase price of a Unit tendered by any investor will be the net asset value thereof as of the Valuation Date. If the Fund elects to extend the tender period for any reason, the net asset value of such Units, for the purpose of determining the repurchase price for tendered Units, will be determined as of the close of business on the last business day of the calendar quarter in which the tender offer actually expires.

     The Fund expects to pay Members for tendered units on or about January 31, 2006. Payment for tendered Units that are accepted for repurchase will be made via wire transfer in accordance with the instructions provided in the Letter of Transmittal.

     The Fund expects that payment for Units acquired pursuant to the Repurchase Offer will be derived from the following sources: cash on hand, proceeds from the redemption of interests in the private investment funds in which the Fund invests ("Investment Funds"), or borrowings. Payment may be delayed if the Fund has determined to redeem its interests in Investment Funds to make such payments, but has experienced unusual delays in receiving payments from the Investment Funds. None of the Fund, the Adviser or Directors has determined at this time to borrow funds to repurchase Units in connection with the Repurchase Offer. However, depending on the dollar amount of Units tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to borrow money to fund all or a portion of the repurchase price.

     Members who tender Interests may bear a share of any withdrawal charge imposed on the Fund by any Investment Fund from which the Fund withdraws in order to meet tender requests.

     The estimated expenses to be incurred in connection with the Repurchase Offer are $54,761.22. All of the expenses of the Repurchase Offer will be paid by the Adviser or by one of its affiliates.

     7. Certain Conditions of the Repurchase Offer. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Repurchase Offer is pending by notifying Members of such extension. If the Fund elects to extend the tender period for any reason, for the purpose of determining the repurchase price for tendered Units, the net asset value of such Units will be determined as of the close of business on the last business day of the calendar quarter in which the tender offer actually expires. During any such extension, all Units previously tendered and not withdrawn will remain subject to the Repurchase Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Repurchase Offer, in the circumstances set forth in the following paragraph, to: (a) cancel the Repurchase Offer and in the event of such cancellation, not to repurchase or pay for any Units tendered pursuant to the Repurchase Offer; (b) suspend or amend the Repurchase Offer; or (c) postpone the acceptance of Units. If the Fund determines to amend the Repurchase Offer or to postpone the acceptance of Units tendered, it will, to the extent necessary, extend the period of time during which the Repurchase Offer is open as provided above and will promptly notify Members.

     The Fund may cancel, suspend or amend the Repurchase Offer, or postpone the acceptance of tenders made pursuant to the Repurchase Offer, by vote of a majority of the Board, including a majority of the Directors who are not "interested persons," within the meaning of the Investment Company Act of 1940, as amended ("Independent Directors"), of the Fund, including but not limited to: (a) for any period during which an emergency exists as a result of which it is not reasonably practicable for the Fund to dispose of securities it owns or to determine the value of the Fund's net assets; (b) for any other periods that the SEC permits by order for the protection of Members; or (c) under such other unusual circumstances as the Board deems advisable for the benefit of the Fund and its Members. For example, the Fund may cancel, suspend or amend the Repurchase Offer, or postpone the acceptance of tenders made pursuant to the Repurchase Offer, if (a) the Fund would not be able to dispose of securities it owns in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to repurchase Units tendered pursuant to the Repurchase Offer; or (b) there is any (i) legal action or proceeding instituted or threatened challenging the Repurchase Offer or that otherwise would have a material adverse affect on the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, or (vi) material decrease in the estimated net asset value of the Fund from the net asset value of the Fund as of the commencement of the Repurchase Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Repurchase Offer or to postpone acceptance of tenders pursuant to the Repurchase Offer.

     8. Certain Information About the Fund. The Fund is registered under the 1940 Act as a closed-end, non-diversified, management investment company and is organized as a Delaware limited liability company. The Fund's address is 345 Park Avenue, New York, New York 10154, and the Fund's telephone number is, c/o Scudder Distributors Inc., (888) 262-0695. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Amended and Restated LLC Agreement. The Fund's Directors are Nolan T. Altman, Louis S. Citron and Edward T. Tokar. Their address is c/o DB Absolute Return Strategies, 345 Park Avenue, New York, New York 10154.

     The Board of Directors of the Fund, as disclosed above, has approved a plan of liquidation of the Fund, of which this Repurchase Offer forms an integral part. See Section 1 "Background and Purpose of the Repurchase Offer." The Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Units (other than the Fund's intention to accept subscriptions for Units from time to time in the discretion of the Fund) or the disposition of Units, other than as disclosed in the Prospectus; (b) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (c) any change in the identity of the Adviser or Directors of the Fund, or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the Directors of the Fund, to fill any existing vacancy for a Director of the Fund or to change any material term of the investment advisory arrangements with the Adviser; (d) a sale or transfer of a material amount of assets of the Fund (other than as the Directors determine may be necessary or appropriate to fund any portion of the repurchase price for Units acquired pursuant to this Repurchase Offer or in connection with the ordinary portfolio transactions of the Fund); (e) any other material change in the Fund's structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by
Section 13 of the 1940 Act; or (f) any changes in the Amended and Restated LLC Agreement or other actions that may impede the acquisition of control of the Fund by any person.

     During the past 60 days, other than the monthly acceptance of subscriptions for Units, the offer to repurchase Units on June 23, 2005 and the transfer of Units owned by one affiliate of the Adviser to another affiliate, no transactions involving the Units were effected by the Fund, the Adviser of the Fund, the Directors or any person controlling the Fund or controlling the Adviser or any Directors of the Fund.

     As of August 31, 2005, an affiliate of the Adviser beneficially owned $27,564,780.95, or 46.7%, of outstanding Units, and thereby may be deemed to have controlled the Fund as of that date. These Units reflect the initial contribution of capital to the Fund of $25,000,000 prior to the Units being publicly offered.

     9. Certain Federal Income Tax Consequences of Choosing to Tender Units. The following discussion is a general summary of certain Federal income tax consequences to Members that are subject to Federal income taxation of the repurchase of Units by the Fund from Members pursuant to the Repurchase Offer. Members should consult their own tax advisers for a complete description of the tax consequences to them of a repurchase of their Units by the Fund pursuant to the Repurchase Offer.

     A Member who tenders all its Units (and whose entire interest is accepted) to the Fund for repurchase generally will recognize capital gain or loss to the extent of the difference between the proceeds received by such Member and such Member's adjusted tax basis in its Units. This capital gain or loss will be short-term or long-term depending upon the Member's holding period for its Units at the time the gain or loss is recognized. A tendering Member will recognize ordinary income to the extent such Member's allocable share of the Fund's "unrealized receivables" exceeds the Member's basis in such unrealized receivables, as determined pursuant to the Treasury Regulations. A Member who tenders less than all its Units to the Fund for repurchase will recognize gain (but not loss) in a similar manner only to the extent that the amount of the proceeds received exceeds such Member's aggregate adjusted tax basis in all its Units.

     A Member's basis in its Units is adjusted for income, gain or loss allocated (for tax purposes) to such Member for periods through the Valuation Date. Pursuant to the authority granted to it under the Amended and Restated LLC Agreement, the Adviser intends to specially allocate items of Fund capital gain, including short-term capital gain, to a withdrawing Member to the extent its liquidating distribution would otherwise exceed its adjusted tax basis in its Units. Such a special allocation may result in the withdrawing Member recognizing capital gain, which may include short-term gain, in the Member's last taxable year in the Fund, thereby potentially reducing the amount of any long-term capital gain that, absent the special allocation, would otherwise have been recognized by the withdrawing Member.

     Pursuant to the authority granted to it under the Amended and Restated LLC Agreement, the Adviser intends to specially allocate items of Fund capital loss, including long-term capital loss, to a withdrawing Member to the extent its liquidating distribution would otherwise be less than its adjusted tax basis in its Units. Such a special allocation may result in the withdrawing Member recognizing capital loss, which may include long-term capital loss, in the Member's last taxable year in the Fund, thereby potentially reducing the amount of any short-term capital loss that, absent the special allocation, would otherwise have been recognized by the withdrawing Member.

     10. Certain Federal Income Tax Consequences of Choosing Not to Tender Units. A Member who does not tender all of his or her Units will remain a Member and continue to be allocated income, gain or loss recognized by the Fund until the Fund is liquidated. When the Fund makes liquidating distributions to its remaining Members, such Members generally will recognize capital gain or loss in the same manner as described in Section 9 "Certain Federal Income Tax Consequences of Choosing to Tender Units" for Members who did tender their Units.

     11. Miscellaneous. The Repurchase Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Repurchase Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund reserves the right to exclude Members from the Repurchase Offer in any jurisdiction in which it is asserted that the Repurchase Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Repurchase Offer.

     The financial information of the Fund for the fiscal year ended March 31, 2004, and for the fiscal year ended March 31, 2005 is incorporated by reference to the Fund's audited financial statements previously filed on EDGAR on Form N-CSR on June 7, 2004 (with respect to the fiscal year ended March 31, 2004) and on Form N-CSR on June 6, 2005 (with respect to the fiscal year ended March 31, 2005), which the Fund has prepared and furnished to members pursuant to Rule 30d-l under the 1940 Act and filed with the Securities and Exchange Commission pursuant to Rule 30b2-1 under the 1940 Act.

     The Fund has filed a combined Going-Private Transaction Statement and Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Repurchase Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting PFPC Inc. at the address and phone number set forth on page 2 or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at 100 F Street, N.E, Washington, DC 20549.